Exhibit 3.36

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “EDAW, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRD DAY OF APRIL, A.D. 2006, AT 4:23 O’CLOCK P.M.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4028835 8100X	AUTHENTICATION:	2340895

150600186	DATE:	05-01-15
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:21 PM 04/03/2006
FILED 04:23 PM 04/03/2006
SRV 060312719 - 4028835 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

EDAW, INC.

WHEREAS, pursuant to an Agreement of Merger, dated as of December 2, 2005, by and among AECOM Technology Corporation, a Delaware corporation, EDAW, Inc., a California corporation (“EDAW California”), and AECOM Merger Sub II, Inc., a Delaware corporation (“AECOM Merger Sub”), EDAW California merged with and into AECOM Merger Sub with AECOM Merger Sub being a surviving corporation; and

WHEREAS, immediately upon the merger, pursuant to a Certificate of Merger of EDAW California with and into AECOM Merger Sub, dated as of December 2, 2005 (the “Certificate of Merger”) the name of AECOM Merger Sub was immediately changed to “EDAW, Inc.” (“EDAW”) and the certificate of incorporation of EDAW was amended and restated in accordance with Appendix A of the Certificate of Merger on December 2, 2005 (as so amended and restated, the “Certificate”); and

WHEREAS, the Board of Directors of EDAW has duly adopted resolutions approving the restatement of the Certificate in accordance with 8 Del. C. § 245, in the form set forth herein; and

WHEREAS, this Restated Certificate only restates and integrates and does not further amend the provisions of the Certificate as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Certificate as restated herein.

NOW, THEREFORE, EDAW hereby restates the Certificate as follows:

FIRST:                                   The name of the corporation is EDAW, Inc.

SECOND:                    The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD:                               The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                  The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $.0l per share (the “Common Stock”).

FIFTH:                                 The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.

SIXTH:                                To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the corporation to the corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

SEVENTH:           The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH:                    In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the bylaws of the corporation.

IN WITNESS WHEREOF, EDAW, Inc. has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officer this 22nd day of March, 2006.

EDAW, Inc.

By:	/s/ Brodie Stephens
Brodie Stephens
Secretary & Vice President